CVD  Equipment   Corporation  Announces  Exercise  of  Overallotment  Option  by
Underwriter

RONKONKOMA, N.Y., (PR Newswire)--October 25, 2007--CVD Equipment Corporation (NASDAQ: CVV - News), a designer and manufacturer of standard and custom state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications, today announced the exercise in full by the underwriter of an overallotment option to purchase 180,000 shares of common stock in connection with its follow-on offering that was priced on September 19, 2007.

The exercise of the overallotment option of 180,000 shares resulted in the Company receiving net proceeds of approximately $800,000, after deducting underwriting discounts and commissions. Including the over-allotment shares, the offering totaled 1,380,000 shares at a public offering price of $4.75, resulted in the Company receiving net proceeds of approximately $6.1 million.

Collins Stewart LLC (formerly C.E. Unterberg, Towbin, LLC), served as the underwriter of the offering. A registration statement relating to these securities was declared effective as of September 19, 2007 by the Securities and Exchange Commission. The offering may be made only by means of a prospectus, copies of which may be obtained from Collins Stewart LLC, 350 Madison Avenue, New York, N.Y. 10017.

This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any of CVD Equipment Corporation's securities, nor will there be any sale of these securities by CVD Equipment Corporation in any jurisdiction in which the offer, solicitation or sale would be unlawful. A written prospectus for the offering may be obtained by contacting the company at the address set forth below.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV - News) is a designer and manufacturer of standard and custom state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications. We offer a broad range of chemical vapor deposition, gas control, and other equipment that is used by our customers to research, design and manufacture semiconductors, solar cells, carbon nanotubes, nanowires, LEDs, MEMS, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD Equipment Corporation's growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD Equipment Corporation's SEC filings. All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD Equipment Corporation assumes no obligation to update this press release.

For further information Contact: CVD Equipment Corporation, Karen Hamberg, Phone:631 981-7081, Fax: 631 981-7095 or email: info@cvdequipment.com




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